      As filed with the Securities and Exchange Commission on June 1, 1999
      --------------------------------------------------------------------

                                Registration No. 333-___________________________

                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-3
                               Amendment No. 1
                          Registration Statement Under
                           The Securities Act of 1933

                         Commission File Number 1-10751

                         STAR MULTI CARE SERVICES, INC.
             (Exact Name of Registrant as specified in its charter)

           New York                                         11-1975534
           --------                                         ----------
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                        Identification No.)

          33 Walt Whitman Road, Suite 302, Huntington Station, NY 11746
          -------------------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (516) 423-6688

                                Stephen Sternbach
                         Star Multi Care Services, Inc.
                              33 Walt Whitman Road
                                    Suite 302
                          Huntington Station, NY 11746

                                 With a Copy to:

                           Lawrence A. Muenz, Esquire
                              Muenz & Meritz, P.C.
                               Three Hughes Place
                            Dix Hills, New York 11746

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement
                                                 becomes effective.

If the only securities begin registered on this Form are being offered pursuant to dividend or interest reinvestment, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [_]



                         Calculation of Registration Fee

Title of each                   Proposed          Proposed
class of                        maximum           maximum           Amount of
securities to     Amount to be  offering price    aggregate         registration
be registered     registered    per unit          offering price    fee
--------------------------------------------------------------------------------

Common Stock        821,429      $1.25 (1)        $1,026,786         $285
Warrant              50,000      $1.725 (2)       $   86,250         $ 24
Dividend Shares       7,922      $1.25 (2)        $   14,375         $  4
                                                                     ----
Total Registration Fee                                               $313




--------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the regulations promulgated under Securities Act of 1933 and based upon the closing price of Common Stock as reported by the Nasdaq Stock Market on May 28, 1999.

(2) Price calculated in accordance with Rule 457(g) of the regulations promulgated under Securities Act of 1933


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN OR CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. EXCEPT WHERE OTHERWISE INDICATED, THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.


         879,351 shares
         Common Stock

                         STAR MULTI CARE SERVICES, INC.

                                                             Date: June 21, 1999


                   -------------------------------------------

                                                                            Page
                                                                            ----

Available Information ........................................................ 2
Documents Incorporated by Reference........................................... 2
The Company................................................................... 3
Prospectus Summary ........................................................... 3
Risk Factors.................................................................. 4
Use of Proceeds...............................................................11
Selling Shareholders..........................................................11
Manner of Distribution........................................................12
Description of Securities.....................................................12
Experts.......................................................................14
Legal Matters.................................................................14

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         STAR MULTI CARE SERVICES, INC.

                     821,429 SHARES OF COMMON STOCK ISSUABLE
                   UPON CONVERSION OF CERTAIN PREFERRED STOCK

                     50,000 SHARES OF COMMON STOCK ISSUABLE
                UPON THE EXERCISE OF CERTAIN OUTSTANDING WARRANTS


                      7,922 SHARES OF COMMON STOCK ISSUED
            THROUGH THE PAYMENT OF DIVIDENDS ON THE PREFERRED STOCK
                          IN THE FORM OF COMMON STOCK



This Prospectus ("Prospectus") relates to the sale of 821,429 shares (such shares referred to herein as the "Shareholder Securities") of Common Stock, par value $.001 per share ("Common Stock") of Star Multi Care Services, Inc., a New York corporation ("Star" or the "Company) issuable upon the conversion of the Series A 8% Convertible Preferred Stock par value $1.00 per share, (the "Preferred Stock"). This Prospectus also relates to the sale of 50,000 shares of Common Stock issuable upon the exercise of a certain outstanding warrant issued by the Company (the "Warrant Shares") and to the sale of 7,922 shares of Common Stock issued by the Company through payment of dividends on the Preferred Stock in the form of Common Stock (the "Dividend Shares"). [See "Description of Securities."] On May 28, 1999, the closing price per share of the Common Stock on The Nasdaq Stock Market ("NASDAQ") was $1.25. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both. [See "Selling Shareholders" and "Manner of Distribution"]


The shares offered for sale by the shareholders of the Company upon the conversion of the Preferred Stock, the Warrant Shares offered for sale by the shareholders of the Company upon the exercise of Warrant and the Dividend Shares offered by the shareholders of the Company upon the payment of dividends on the Preferred Stock in the form of Common Stock share hereinafter shall be referred to collectively as the "Shares". The shareholders of the Company offering the shares for sale issuable upon the conversion of the Preferred Stock, the shareholders of the Company offering the Warrant Shares for sale issuable upon the exercise of the Warrant and the shareholders of the Company offering the Dividend Shares for sale issuable upon the payment of dividends on the Preferred Stock shall hereinafter be referred to collectively as the "Selling Shareholders". The Shares may be offered for sale by the Selling Shareholders from time to time in the over-the-counter market, in negotiated transactions or a combination of such methods of sale at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed to bear all expenses (other than selling discounts, concessions or commissions) in connection with the registration and sale of the Shares being offered by the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended (the "Securities Act").

For a discussion of the material risks that may be involved in investing in the Shares, see "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is June 21, 1999.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files Annual, Quarterly and Current Reports (on Forms 10-K, 10-Q and 8-K, respectively), proxy statements utilized in the solicitation of votes of shareholders as well as other information. You may read and copy such information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its public reference facilities in New York, New York and Chicago, Illinois. For more information about the SEC's public reference facilities, please call the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers, like Star, that file electronically with the SEC. The address of that site is http://www.sec.gov.


         The Prospectus constitutes a part of a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") filed with the Commission under the Securities Act relating to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to such copy of such contract or other document filed as an exhibit and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and such exhibits and schedules, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which may be obtained from the Commission upon payment of the fees prescribed by the Commission.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The SEC allows us to incorporate by reference into this prospectus the information we file with the SEC. This means that: (1) incorporated documents are considered part of this prospectus; (2)we can disclose important information to you by referring you to those documents; and (3) information that we file later with the SEC will automatically update and supersede previously filed information. In accordance with the requirements of the Exchange Act, the Company periodically files certain reports and other information with the Commission. The following documents filed with the Commission are hereby incorporated in this Prospectus by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1998;

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarters ended August 31, 1998, November 30, 1998, and February 28, 1999;

         3. The Company's Definitive Proxy Statement dated November 5, 1998 in connection with the solicitation of proxies for the Annual Meeting of the Company's shareholders held on December 9, 1998;

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 of 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person to whom a Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. Such requests should be addressed to Star Multi Care Services, Inc., 33 Walt Whitman Road, Suite 302, Huntington Station, New York 11746, Attention: Stephen Sternbach, President and Chief Executive Officer.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not offering to sell the debt securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate as of any date other than the date on the cover page of such document. Our business, financial condition and results of operations may have changed since such date.

                                   THE COMPANY


         Star Multi Care Services, Inc. was initially established in 1938 in Brooklyn, New York with the purpose of the Company to provide health facility staffing and private duty nursing services. In 1987, the Company was purchased by Stephen Sternbach, who functions, to date, as the President and Chief Executive Officer. In 1989, the Company received a New York State Department of Health license for operation of a Licensed Home Care Services Agency for provision of home health care services. This marked the Company's entrance into the home health care industry. The went public with an initial public offering in 1991 and the Company was listed on the Nasdaq SmallCap Market, and in 1995, began trading on the Nasdaq National Market.



         The Company is currently in the business of providing professional and paraprofessional home health care personnel to elderly, ill, and physically challenged individuals in their homes, and to a lesser extent the Company provides some health care facility staffing and private duty nursing services. The Company maintains 13 Joint Commission accredited offices which are either licensed and/or certified in five states. These states include, New York, New Jersey, Pennsylvania, Ohio, and Florida. The Company currently provides a full array of health care personnel services, which include registered nurses, licensed practical nurses, home health aides, nurses aides and personal care aide services. In some states the Company is licensed and/or certified to provide physical therapy, speech therapy, occupational therapy, respiratory therapy, and medical social work services. The Company maintains full functionality for all services 7 days per week, 24 hours per day. Combined through its offices the Company employees approximately 5,000 full time and part time employees and services over 7,500 clients annually.



         In January 1999, the Company completed implementation of new standardized computer systems across all offices and departments which significantly reduced operating cost and increased reporting capabilities. Effective January 1, 1999 all field offices were fully functional and utilizing the same operating software for client intake, scheduling, personnel, clinical database management, billing, payroll and compliance. In addition, new accounting financial software was also implemented January 1, 1999. These changes marked a significant transition from multiple operating systems to one integrated standardized system.



         Additionally, in May 1999, the Company was awarded Joint Commission (JCAHO) Accreditation with Commendations. The principal executive offices of the Company are located at 33 Walt Whitman Road, Suite 302, Huntington Station, New York 11746. The Company's main telephone number is (516)423-6688.



                               PROSPECTUS SUMMARY

         The information in this summary is qualified in its entirety by reference to the information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference.



                                  THE OFFERING

Common Stock offered by the Selling Shareholders            The Selling Shareholders who are holders of the
upon the conversion of the Preferred Stock                  Preferred Stock and may convert the Preferred Stock
                                                            are offering for sale 821,429 shares of Common Stock.

Common Stock issuable upon the exercise of a Warrant.       The Company is registering 50,000 shares of Common
                                                            Stock issuable upon the exercise of a certain
                                                            outstanding warrant.

Common Stock issued through the payment of a dividend       The Company is registering 7,922 shares of
on the Preferred Stock                                      Common Stock issued through the payment of a
                                                            dividend upon the Preferred Stock

Securities Outstanding                                      As of June 1, 1999, 5,257,363 shares of Common Stock
                                                            were issued and outstanding.  On this date, warrants to
                                                            purchase 50,000 shares of Common Stock and stock
                                                            options to purchase 158,000 shares of Common Stock
                                                            were outstanding.  A total of  821,429 and 7,922
                                                            Common Stock shares may be issued upon the
                                                            conversion of the Preferred Stock and the payment of
                                                            dividends on the Preferred Stock in the form of
                                                            Common Stock, respectively.



                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company before making an investment decision.

Financing Arrangements

         The Company currently has available a line of credit with Daiwa Securities America, Inc. ("Daiwa") which allows for borrowings of up to $10,000,000 (the "Revolving Loan"). Pursuant to the Revolving Loan, the amount the Company may borrow is limited up to 80 percent of eligible accounts receivables that are aged less than 180 days at LIBOR +3 and the remaining eligible receivables at LIBOR +6. The Revolving Loan provides for the lender to receive a security interest in all of the assets of the Company and its subsidiaries. The Company has entered into a waiver and amendment to its Revolving Loan with Daiwa. Daiwa has agreed to waive three covenants that have not been met by the Company through the period ended February 28, 1999. With this waiver, the Company is in full compliance with all of the terms and conditions of the Revolving Loan with Daiwa. In exchange for this waiver, the Company has agreed to amend the lending agreements with Daiwa to provide: (i) Effective May 15, 1999, and on the fifteenth of each consecutive ten months, the available borrowing base under the Daiwa Revolving Loan shall be reduced 1%, for a total reduction from 100% to 90% of eligible receivables and (ii) the Company shall use the proceeds of any future issuance of preferred stock to pay down the balance of the Revolving Loan by no less that $200,000. There can be no guarantee that the Company will be in compliance with the covenants under the Revolving Loan in the future, and should the Company not be able to comply with these covenants, there is no assurance that Daiwa will grant a waiver to such covenants in the future.

The Company intends to meet its long-term liquidity needs through available cash, cash flow and the new Revolving Loan. To the extent that such sources are inadequate, the Company will be required to seek additional financing. In such event, there can be no assurance that additional financing will be available to the Company on satisfactory terms.

Organizational Restructuring Changes


         The Company has been confronted with a variety of Medicare and Medicaid reimbursement and regulatory changes, as well as, internal and governmental audit findings which has necessitated that the Company implement internal operating restructuring. This restructuring included management personnel changes and general staff reductions, discontinuation of certain Medicare operations, implementation of standardized automated operating systems across the Company, and the implementation of a Corporate Compliance Program.



         Over the last 12 months the Company has assembled a management team of industry known professionals with a variety of health care skills and expertise while simultaneously, to date, reducing administrative personnel costs in excess of $1 million dollars.



         Effective February 26, 1999, the Company also discontinued operations in its Florida based Certified Home Health Agency regarding provision of Medicare reimbursed home health care services. This was primarily done due to reimbursement methodology changes within the Medicare system.

         Finally from a compliance perspective management implemented a three tier compliance structure which includes:

         Corporate Patient Care Committee, which reviews and establishes new policy and procedures, and reviews internal audit findings by department and branch.

         Regional Quality Improvement Audit Committees, which conduct a series of operational, financial, clinical, and personnel audits across all offices and departments. These audits test all regulatory and operational aspects of these areas with all findings reported to the Corporate Compliance Director.

         Corporate Compliance Program, which provides for a Director of Corporate Compliance who reports directly to the Board of Directors. This program provides an additional layer of internal audits, investigation and reporting on all aspects of operation.

         Customer Base

                  The Company has four types of customers, which form the base of its referral source. The customer base includes state funded public assistance programs (Medicaid), other third party payers
         (subcontracts), insurance companies and private pay customers.

                  A substantial portion of the Company's revenues are derived from home health care services provided to patients who are eligible for Medicaid services referred to the Company through contract or subcontract relationships. The Company maintains state and/or county approval and/or contracts in New York, New Jersey, Ohio, and Pennsylvania for provision of professional and para-professional Medicaid services which include registered nurse, licensed practical nurse, home health aide, personal care aide, homemaking, and live-in companion services. Each state maintains its own initial approval and annual re-approval criteria, which are subject to audit or accreditation processes. These services are reimbursed directly by state and/or local government and represent a combination of federal, state and local funding. Clients are referred to the Company by physicians, hospital discharge planning departments, and community based medical service organizations. The majority of the business in the states of New York, New Jersey, Ohio, and Pennsylvania is Medicaid reimbursed. If a contract were to be lost or an annual approval/accreditation not secured, it could have a significant and adverse effect on the Company's operating results.

                  The Company is also federally certified to provide certified home health agency services for which the Company is directly reimbursed by Medicare. The Company maintains this certification in the states of Florida, Ohio, and Pennsylvania, with client referrals coming from physicians, hospital discharge planning departments, and community based medical service organizations. On February 26, 1999, the Company formally adopted a plan to abandon its Medicare business being provided by one of its subsidiaries, Star Multi Care Services of Florida, Inc. d/b/a American Healthcare Services.

                  During the fiscal years ended May 31, 1998, 1997, and 1996, 61%, 59%, and 59%, respectively of the Company's revenue were attributable to Medicare, Medicaid and other governmental programs. The increase in the most recent fiscal year is attributable to the full impact of the Amserv operations and approximately nine months of the EFCC operations in fiscal year 1998.

                  The Company's next largest customer base is derived from other third party payers which consist of subcontracting relationships for provision of personnel with community and facility based organizations who are reimbursed directly by Medicaid, Medicare, and to some extent insurance. This type of subcontract relationship is maintained with certified home health agencies, long term home health care programs, hospice programs, health maintenance organizations ("HMOs"), and Case Management Organizations. Referrals and reimbursement for client care comes directly from these facilities that in turn are reimbursed by Medicare, Medicaid, or insurance companies. This source has accounted for 19%, 24% and 25% of revenue for fiscal years 1998, 1997, and 1996 respectively.

                  The insurance segment of the Company's business represented 18%, 16% and 15% of the Company's revenue in 1998, 1997, and 1996, respectively. This business is made up of a mix of long term care insurance, workers' compensation insurance, HMO, preferred provider organizations ("PPO"), and general health insurance policies which provide a home health care service benefits. Insurance referrals can come directly through contractual relationships with insurance companies, network alliances, physicians, and hospital based discharge planners.

                  Private pay customers have represented approximately 2%, 1% and 1% of the Company's revenue in 1998, 1997, and 1996, respectively. These clients for a variety of reasons which include ineligibility for public assistance or to supplement services provided by Medicare or insurance programs have elected to pay part or all of their care out of pocket. These customers come predominantly through referrals from physicians, hospital discharge planners, and community-based organizations.

         Marketing and Sales

                  The Company maintains marketing activities in each of the five states it operates in and concentrates its efforts through the use of regional marketing teams. The Company believes in the use of office specific operational plans for the management and marketing of regional sales. The individual office operational plan format provides for the comprehensive approach to office growth, marketing, and recruitment, as well as the clinical and fiscal operation of each office. The plan objective is to maximize internal growth and assure clinical/fiscal integrity. The plan serves as the framework for development of a continual process for quality and performance improvement in all areas of responsibility including marketing. The marketing component of the plan identifies all potential referral sources and establishes a systematic referral source contact strategy across the marketing and office staff. The plan is continually reassessed and refined to ensure success, and serves as an evaluation tool to identify strengths as well as areas needing organizational support

                  Star maintains regional marketing staff that focus on the sales and marketing component goals of these plans. Star markets to the key representatives of the contracting institutions, hospital discharge planning departments, insurance companies, community-based facilities, and physicians to secure contractual and referral relationships. Representatives visit targeted facilities and programs maintaining the Company presence with existing referral sources and acting as the first line of communication with new referral sources. Beyond the traditional personnel services offered by the industry the Company offers facility staffing, Shared Aide Team Model services and a Pediatric specialty program. From an operational perspective the Company markets quality benchmarks as demonstrated by its Joint Commission accreditation (JCAHO) and a full functioning Corporate Compliance Program. The marketing representatives are supported by print and radio advertising, direct mailing, and attendance at trade shows and regional health care functions.

         Competition

                  The home health care and facility staffing industry has a variety of local, regional and national organizations, which comprise the Company's competition base. The Company has numerous competitors in each of the markets it serves, however regulatory and reimbursement changes are causing consolidation within the industry at this time. Smaller local and regional operations are finding it increasingly difficult to remain in the market. Larger national companies with substantially greater financial resources are continued to be viewed by the Company as its major competitors.

                  Competition is based both on the quality of care provided to clients and the price structure offered by the organization. The Company believes that it has developed and maintains high quality standards through its operational, clinical, and compliance policies, procedures and activities. Cost effectiveness in operation, achieved through improved automation platforms, new service delivery models, and economies of scale has enabled the Company to be aggressive in its pricing structures.

         Government Regulations, Licensing and Audits

                  The Company's business is subject to substantial and frequently changing regulations by federal, state, and local authorities, which require significant compliance responsibilities by the Company. Each state in which the Company operates maintains its own form of licensing standards and may maintain Certificate of Need ("CON") or other Medicare requirements specific to the state which are above the minimum standard requirements established by the federal government for participation in the Medicaid and Medicare programs. The imposition of more restrictive regulatory requirements or the denial or revocation of any license, certification, Medicaid or Medicare approval, or permit necessary for operation in a particular market could have a material adverse effect on the Company's operations. In addition, any future expansion into new markets would require the Company to comply with all licensing, and/or CON requirements and other regulations pertinent to that jurisdiction.

                  The Company maintains all applicable licenses for provision of home care and facility staffing services in the states of New York, New Jersey, Pennsylvania, Ohio, and Florida. In addition, the Company maintains Medicare Certification in certain offices and counties in the states of Ohio, Pennsylvania, and Florida, with Florida maintaining CON requirements. As a provider of services under the Medicare as well as some state Medicaid programs the Company is required by the U.S. Health Care Financing Administration and/or state health departments to prepare cost reports reflecting annual expenditures and development of capital expenditure plans. The regulatory agencies of the states in which the Company operates require compliance with certain regulations and standards with respect to health care personnel records, client records, nursing and administrative supervision, incident and complaint monitoring and follow-up, and the establishment of professional advisory boards. Additionally, both federal and state Anti-kickback regulations exist which must be complied with.

                  With participation in the Medicare and Medicaid programs the Company is subject to survey and audit of operational, clinical and financial records with respect to proper applications of general regulations governing operation, cost reporting criteria, and other payment formulas. These audits can result in retroactive adjustments for payments received from these programs resulting in either amounts due to governmental agencies from the Company or amounts due to the Company as adjustments from the governmental agency.

              Effective in January 1998, the Company was required to comply with a new payment formula or reimbursement under the Medicare program. This payment formula, termed the Interim Payment System ("IPS"), for Medicare was developed by the U.S. Health Care Financing Administration
         (HCFA) to serve as a middle step, as the government moved from a cost based reimbursement system to a episodic disease based Prospective Payment System (PPS). In addition, to the imposition of IPS, which set per patient limits on Medicare home care reimbursements, HCFA also revised regional cost limits which combined with IPS had a material effect in reducing revenue and reimbursement for the Company's Florida based certified home health agency from approximately $8.4 million in revenue during the fiscal year ended May 31, 1998, to approximately $5.4 million in corresponding reimbursement and revenue for fiscal year ended May 31, 1999. The Company has restructured its Florida Medicare operation to function under both the IPS and the revised cost limits. However, congressional debate over the appropriateness and fairness of retroactive establishment and imposition of regulations associated with IPS and the changes in the cost limits could bring further modification and or adjustments that may have a material adverse effect on the Company's operations.

         On July 16, 1998, Star was advised that an audit of American Health Services, Star=s Medicare agency, was being commenced by the Office of Audit Services, Office of Inspector General of the United States Department of Health and Human Services. This audit was being conducted in conjunction with the United States Attorney=s Office for the Southern District of Florida and involved a review of claims for home health services submitted by American Health Care Services during 1995 and 1996. A similar audit commenced during May of 1997 for its submitted claims during 1993. Star has been advised by its regulatory counsel that they have been in contact with the Office of Inspector General and the Assistant United States Attorney assigned to this matter, and there is no way to determine at this time the extent of Star's liability. Regulatory counsel has advised Star that it may litigate or appeal any determination of liability and pursue claims against third parties (e.g., subcontractors and licensed home health agencies) for a portion of any liability of Star. Management anticipates that this matter should be satisfactorily resolved. This is grounded upon the advice of regulatory counsel to the Company as to the (1) the resolution of similar types of audits or claims based upon their experience in the health care industry, handling appeals of these determinations and dealing with similar matters before the Office of Inspector General and the Department of Justice, even though there has not been a final determination of liability, and there can be no assurance as to the ultimate liability; and (2) the fact that Star will have the right, whether or not this audit or claim is resolved in whole or in part in Star=s favor, to appeal or litigate any liability, determination and pursue a claim against third-party independent contractors and other parties that may have rendered services to Star, even though there is no assurance that any such claims would ultimately be collectible. Management anticipates that the matters will be satisfactorily resolved.

         In February 1998, Star Multi Care Services, Inc. (the "Company") was advised by its regulatory counsel that jurisdiction with respect to a previously disclosed audit (the "1997 Audit") of Star Multi Care Services of Florida, Inc. d/b/a American Health Care Services, the Company's Medicare agency, by the Office of Audit Services of the Office of Inspector General of the United States Department of Health and Human Services, which had previously been forwarded to the Civil Division of the United States Attorney for the Southern District of Florida (the "US Attorney") by the Medicare intermediary assigned to administer Medicare payments in Florida, has been relinquished by the US Attorney to the Medicare intermediary for recovery of an administrative overpayment.


         The Company had been informed that the Medicare intermediary has assessed an administrative overpayment against the Company in the amount of $1,248,747 based on the 1997 Audit. The Company has appealed the administrative overpayment determination by pursuing administrative and judicial remedies. Such appeal could result in elimination or reduction of the overpayment amount. The Company's regulatory counsel has also advised that the Company has claims against third- parties (e.g., subcontractors and licensed home health agencies) for a portion of any liability of the Company in connection with such administrative overpayment. The Company had established a reserve, in the period ended February 28, 1998, for $1.25 million, in connection with the administrative overpayment. As a result of this appeal, based upon preliminary indications from the Medicare intermediary and the recommendation of the Company's regulatory counsel, during the second quarter ended November 30, 1998, the Company reduced this liability by $375,000 (30%) as of November 30, 1998 has accrued $875,000. Management expects this matter to be satisfactorily resolved.



         In August 1995, the Office of Deputy Attorney General for Medicaid Fraud Control initiated a personnel, clinical and billing investigation for the years 1992 through 1995. On December 3, 1997, the Company was advised by its counsel that the investigation, which was previously reported as pending, may be expanded through 1997 and that the Company was a target of a criminal investigation. In response to this, the Company conducted its own internal investigation and has revised its systems and has voluntarily disclosed the results of its internal investigation to the Office of Deputy Attorney General for Medicaid Fraud Control. The Company has established a reserve of $1,000,000 in connection with this matter. The amount accrued has been based upon information learned to date, additional information may be learned in the future which would require the Company to modify this amount.


         The Company discovered errors in certain cost reports that had been previously submitted by the Company to the New York State Department of Social Services during the years 1993-1995, the basis of which served to determine the Medicaid reimbursement rates in respect of the Company for the years 1994-1996. Amended cost reports containing the correct data were submitted to the New York State Department of Health (the "DOH") in February 1998, which are expected to result in the DOH's retroactive recalculation of the Company's Medicaid reimbursement rate and imposition of a substantial overpayment assessment against the Company. The Company established a reserve, in the period ended February 28, 1998, for $660,000, in connection with this overpayment assessment.


         The Company announced on May 12, 1999 that it entered into a Settlement Agreement with the State of New York whereby the State of New York will discharge and forever release the Company, including its officers, directors and employees, for any further liability regarding the Company's submission of claims for or receipt of Medicaid payments for home health care services for the audited period of 1992 through 1996. Previously, the Company had announced that their claims for payments under the Medicaid program for this period were being audited by the Attorney General's Medicaid Fraud Control Unit and that the Company was a target of a criminal investigation. The Company had previously accrued $1.7 ($1 million and $660,000) and has been able to settle those two claims for $532,823 less than the initial accrual.


         The Attorney General stated in his press release that the Company has fully cooperated with the State's investigation and immediately remedied the problems the Attorney General's office pointed out by improving its personnel training procedures and submitting revised cost reports.

         The terms of this Settlement Agreement provided for:

         (a) No admission by Star of any criminal or civil liability, guilt, wrongdoing or unacceptable practice, nor a determination of guilt of any violation of any Federal, State or Local statute, rule or regulation.

         (b) The Company agreed to pay to New York State the total sum of $1,167,177, with an initial payment of $200,000. The balance shall be payable over four years at 9% interest.

         Liability Insurance

                  The Company's employees and independent contractors routinely make decisions which can have significant medical consequences to the patients in their care. As a result, the Company is exposed to substantial liability in the event of negligence or wrongful acts of its personnel. The Company maintains medical professional liability insurance providing for coverage in a maximum amount of $1,000,000 per claim, subject to a limitation of $10,000,000 for all claims in any single year. In addition, the Company requires that each independent contractor it refers to institutions for employment supply a certificate of insurance evidencing that such person maintains medical professional liability insurance providing for coverage of no less than $1,000,000 per claim. There can be no assurance, however, that the Company will be able to maintain its existing insurance at an acceptable cost or obtain additional insurance in the future, as required. There can be no assurance that the Company's insurance will be sufficient to cover liabilities resulting from claims that may be brought in the future. A partially or completely uninsured claim, if successfully asserted and of significant magnitude, could have a material adverse effect on the Company and its financial condition.

         Employees


                  As of June 1, 1999, the Company had approximately 165 permanent employees. The Company also has a roster of temporary professional and para-professional employees (including registered nurses, licensed practical nurses, certified home health aides, certified personal care workers and nurses' aides). In the past, certain of the Company's registered nurses were compensated on an independent contractor basis. However, the Company currently treats such persons as employees. The Company has no union contracts with any of its employees and believes that its relationship with its employees and independent contractors is good. The Company pays its temporary employees at rates that it believes are competitive.


Expansion Risks

         There can be no assurance that the Company will be able to expand its operations successfully. Expansion of the Company's operations will be dependent on, among other things, its ability to obtain new contracts and referrals to service additional patients, retain skilled management and other personnel, successfully manage growth and the availability of adequate financing. The Company may also seek to expand its operations through acquisitions. There can be no assurance that the Company will effect any acquisition or that if the Company is able to effect any acquisitions that it will be able to successfully integrate into its operations any newly acquired business. [See "Forward Looking Statements - Cautionary Factors"]

No Dividends.

         The Company has paid no cash dividends on its Common Stock and does not anticipate paying any cash dividends in the foreseeable future. Under the terms of the Revolving Loan, the Company cannot declare any dividend without the consent of its lender.

Volatility: Price of Common Stock

         The market price of the Company's Common Stock has been, and may in the future be, highly volatile. Factors such as the Company's operating results, prospects for the Company's services or developments at the Company's competitors, revisions in the regulatory environment in which the Company operates, as well as changes in home health care industry could have a significant impact on the market price of the Company's Common Stock. Further, in recent years, the securities markets have experienced a high level of price and volume volatility and the market price of securities for many companies, particularly emerging growth companies, have experienced wide fluctuations which have not been necessarily related to the operating performance of such companies.

Registration Rights and Shares Eligible for Future Sale

         No prediction can be made as to the effect that sales of the previously restricted shares or shares currently exercisable pursuant to outstanding warrants or options may have on the prevailing market prices of the Company's Common Stock. Sales of substantial amounts of Common Stock in the public markets could adversely affect prevailing market prices and could impair the Company's ability to raise additional capital through its sale of equity securities.

On April 30, 1999, the Company consummated the sale of $575,000 of Series A 8% Convertible Preferred Stock (the "Preferred Stock") with included the grant of a warrant to purchase 50,000 shares of the Company's Common Stock at $1.725 per share. The Preferred Stock may be converted into Common Stock at a price equal to a predetermined percentage discount from the market price.

Year 2000 Compliance

         Many currently installed computer systems and software products are coded to accept only two digit entries to represent years. For example, the "1999" would be represented by "99". These systems and products will need to be able to accept four digit entries to distinguish years beginning with 2000 from prior years. As a result, systems and products that do not accept four digit year entries will need to be upgraded or replaced to comply with such "Year 2000" requirements. The Company believes that its internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements without material cost or expense. The anticipated costs of any Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to the availability or cost of personnel trained in this area, the ability to locate and correct all relevant computer codes and similar uncertainties. In addition, there can be no assurance that Year 2000 compliance problems will not be revealed in the future which could have a material adverse affect on the Company's business, financial condition and results of operations. Many of the Company's customers and suppliers may be affected by the Year 2000 issues that may require them to expend significant resources to modify or replace their existing systems. This may result in those customers having reduced funds to purchase the Company's products or in those suppliers experiencing difficulties in producing or shipping key components to the Company on a timely basis at all. (c)

Forward Looking Statements

         Certain statements in this registration statement constitute" forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are typically identified by their inclusion of phrases such as "the Company anticipates", "the Company believes" and other phrases of similar meaning. These forward looking statements are based on the Company's current expectations. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements. The potential risks and uncertainties which could cause actual results to differ materially from the Company's expectations include the impact of further changes in the Medicare reimbursement system, including any changes to the current IPS and/or the ultimate implementation of a prospective payment system; government regulation; health care reform; pricing pressures from third-party payors, including managed care organizations; retroactive Medicare audit adjustments; and changes in laws and interpretations of laws or regulations relating to the health care industry.
 . This discussion should be read in conjunction with the attached consolidated financial statements and notes thereto, and with the Company's audited financial statements and notes thereto for the fiscal year ended May 31, 1998.

GOVERNMENT REGULATION. As a home health care provider, the Company is subject to extensive and changing state and federal regulations relating to the licensing and certification of its offices and the sale and delivery of its products and services. The federal government and Medicare fiscal intermediaries have become more vigilant in their review of Medicare and Medicaid reimbursements to home health care providers generally, and are becoming more restrictive in their interpretation of those costs for which reimbursement will be allowed to such providers. Changes in the law and regulations as well as new interpretations enforced by the relevant regulatory agencies could have an adverse effect on the Company's operations and the cost of doing business.

THIRD-PARTY REIMBURSEMENT AND MANAGED CARE. Because the Company is reimbursed for its services primarily by the Medicare/Medicaid programs, insurance companies, managed care companies and other third-party payors, the implementation of alternative payment methodologies for any of these payors could have an impact on revenues and profit margins. Generally, managed care companies have sought to contain costs by reducing payments to providers. Continued cost reduction efforts by managed care companies could adversely affect the Company's results of operations.

HEALTH CARE REFORM. In August 1997, Congress enacted and President Clinton signed into law the Balanced Budget Act of 1997 ("BBA"), resulting in significant changes to cost based reimbursement for Medicare home health care providers. Although the new legislation enacted by Congress retains a cost based reimbursement system, the cost limits have been reduced for fiscal years which began on or after October 1, 1997 and a new per-beneficiary limit is effective for fiscal years which began after such date. The BBA provides two payment systems -- an IPS which is effective for the Company beginning January 1, 1998 until the adoption of the successor payment system which is a new prospective payment system tentatively scheduled to begin in late 1999. The effect of the changes under IPS is to reduce the limits for the amount of costs that are reimbursable to home health care providers under the Medicare program. The Company anticipates a possible decrease in aggregate net revenues during the course of the next fiscal year due principally to reductions in the limits for the amount of costs that are reimbursable in connection with the provision of Medicare services. The Company cannot quantify the full effect of IPS on the Company's future performance because certain components of health care reform legislation, such as the per-beneficiary limit, require annual data which will not be known until a final assessment by Medicare and/or its fiscal intermediary is completed for each annual period.


         As Congress and state reimbursement entities assess alternative health care delivery systems and payment methodologies, the Company cannot predict which additional reforms may be adopted or what impact they may have on the Company. Additionally, uncertainties relating to the nature and outcomes of health care reforms have also generated numerous realignments, combinations and consolidations in the health care industry which may also have an adverse impact on the Company's business strategy and results of operations. The Company expects that in addition to industry consolidation generally, there may be consolidations within the Company's locations, and the number of offices has been reduced in fiscal 1999.


BUSINESS CONDITIONS. The Company must continue to establish and maintain close working relationships with physicians and physician groups, managed care organizations, hospitals, clinics, nursing homes, social service agencies and other health care providers. There can be no assurance that the Company will continue to establish or maintain such relationships. The Company expects additional competition will develop in future periods given the increasing market demand for the type of services offered and the necessity to maximize service volume due to anticipated operating margin decline.

ATTRACTION AND RETENTION OF EMPLOYEES. Maintaining quality managers and branch administrators will play a significant part in the future success of the Company. The Company's professional nurses and other health care personnel are also key to the continued provision of quality care to the Company's patients . The possible inability to attract and retain qualified skilled management and sufficient numbers of credentialed health care professionals and para-professionals could adversely affect the Company's operations and quality of service.

                                 USE OF PROCEEDS

         If the Warrant is fully exercised, as such term is defined under the "Description of Securities", the Company would receive gross proceeds of $86,250. As the present market price is below the exercise price, there can be no assurance that any portion of the Warrant will be exercised. The Company will use any proceeds received from the exercise of the Warrant for working capital. The above application reflect management's current plans and may be changed to reflect various factors.

         The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

Series A 8% Convertible Preferred

         On April 30, 1999, the Company completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share ("Preferred Stock") to the Shaar Fund, Ltd., providing the Company net proceeds, after fees and expenses, of $500,000. After sixty days, the Preferred Stock may be converted to Common Stock equal to the lessor of: (a) 125% of the market price three trading days immediately preceding the closing date, or (b) the market price of the Company's Common Stock discounted from 10% to 30%, such discount increasing with the passage of time The Preferred Stock pays an 8% dividend payable quarterly that may be converted into Common Stock at the option of the Company. The investor also received a Common Stock Purchase Warrant (the "Warrant") for the right to purchase 50,000 Common Stock shares of the Company at 115% of the closing bid price on the trading day immediately preceding the closing date of this sale. The Common Stock to be issued upon conversion of Preferred Stock, the Common Stock to be issued upon exercise of Warrant, and Common Stock issued for payment of Preferred Stock dividend shall be registered by the Company under the Securities Act of 1933. Using an arbitrary price of $1.00 per share at the time of conversion, it is estimated by the Company the Preferred Stock may be converted into 821,429 shares of Common Stock.

Warrant Shares

         The Common Stock Purchase Warrant (the "Warrant") permits the holder to purchase up to 50,000 shares of the Company's Common Stock at 115% of the closing bid price on the trading day immediately preceding the closing date of the private placement. The exercise price for this Warrant is $1.725 per share.

Dividend Shares


         The Preferred Stock pays an 8% dividend payable quarterly that may be converted into Common Stock at the option of the Company. The Board of Directors declared a quarterly dividend for the quarter ended June 30, 1999, payable to holders of record of the Preferred Stock on June 30, 1999. In lieu of a cash dividend, the Board of Direcotrs has elected to pay this quarterly dividend in Common Stock of the Company equal to 7.922 shares.


                             MANNER OF DISTRIBUTION

         Selling Shareholders may sell the Shares through broker-dealers, agents, or directly to one or more purchasers. The distribution of the Shares may be effected from time to time in one or more transactions in the over-the-counter market or in transactions otherwise than in the over-the-counter market including privately negotiated transactions. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or commissions from purchasers of Shares for whom they may act as agent (which discounts, concessions or commissions may or may not exceed those customary in the type of transactions involved). The Selling Shareholders and any broker-dealers or agents that participate in the distribution of Shares may be deemed to be underwriters, and any profit on the sale of Shares by them and any discounts, concessions or commission received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the Shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Shares may not be sold in certain states unless they have been registered or qualified for sale in such state or an exemption from regulation or qualification is available and is complied with. Pursuant to the terms of the subscription agreements, the Company intends to use its best efforts to register or qualify the Shares for resale or to seek an exemption from registration or qualification in any state required in order to facilitate as to a particular sale, the resale of the Shares by the Selling Shareholders.

                            DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock $.001 par value per share. On June 1, 1999, there were issued and outstanding 5,257,363 shares of Common Stock. Additionally, the Company has authorized 5,000,000 shares of preferred stock $1.00 par value per share. The Company has authorized 600 shares of Series A 8% Preferred Stock. On June 1, 1999, there were issued and outstanding 575 shares of the Series A 8% Preferred Stock. The holders of the Series A 8% Preferred Stock have no voting power, except as otherwise provided by the New York Business Corporation Law ("NYBCL"), and in Article 7 and Article 8 of Article Fifth of the Company's Certificate of

Incorporation.

Series A 8% Preferred Stock

                  On April 30, 1999, the Company completed a private placement by the sale of $575,000 Series A 8% Convertible Preferred Stock par value $1.00 per share ("Preferred Stock") to the Shaar Fund, Ltd., providing the Company net proceeds, after fees and expenses, of $500,000. After sixty days, the Preferred Stock may be converted to Common Stock equal to the lessor of: (a) 125% of the market price three trading days immediately preceding the closing date, or (b) the market price of the Company's Common Stock discounted from 10% to 30%, such discount increasing with the passage of time, as set forth below on Schedule I. Under the terms of the Registration Rights Agreement regarding the sale of the Preferred Stock, the Company has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the Preferred Stock. The registration statement must become effective within 150 days. The method of conversion of the Preferred Stock to Common Stock is set forth above under "Selling Shareholders".

                                   Schedule I

                                Conversion Rates

         As used in this Schedule I, "Closing Bid Price" means the closing bid price for the Common Stock, par value $.001 per share, as reported by the National Association of Securities Dealers Nasdaq Stock Market (or any other exchange or over-the-counter market upon which the Common Stock is admitted and listed for trading) for any trading day.

Days after Funding Date                                  Price
-----------------------                                  -----
60-90                         90% of the lowest Closing Bid Price for the 10 day
                              period prior to conversion
91-120                        85% of the lowest Closing Bid Price for the 13 day
                              period prior to conversion
121-150                       82.5% of the lowest Closing Bid Price for the 15
                              day period prior to conversion
151-180                       80% of the lowest Closing Bid Price for the 17 day
                              period prior to conversion
181-210                       77.5% of the lowest Closing Bid Price for the 19
                              day period prior to conversion
211-240                       75% of the lowest Closing Bid Price for the 22 day
                              period prior to conversion
241-270                       72.5% of the lowest Closing Bid Price for the 25
                              day period prior to conversion
271- maturity                 70% of the lowest Closing Bid Price for the 28 day
                              period prior to conversion

Warrant Shares

The investor purchasing the Preferred Stock discussed above, also received a Common Stock Purchase Warrant (the "Warrant") for the right to purchase 50,000 Common Stock shares of the Company at 115% of the closing bid price on the trading day immediately preceding the closing date of this sale. Under the terms of the Registration Rights Agreement regarding the sale of the Preferred Stock and the issuance of the Warrant, the Company has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the Preferred Stock. The registration statement must become effective within 150 days.

Dividend Shares


The Preferred Stock pays an 8% dividend payable quarterly that may be converted into common stock at the option of the Company. Under the terms of the Registration Rights Agreement regarding the sale of the Preferred Stock and the issuance of the Warrant, the Company has an obligation the file a registration statement with the Securities and Exchange Commission within 30 days of the closing date of the sale of the Preferred Stock to register those shares issued through to payment of dividends in Common Stock in lieu of cash. The registration statement must become effective within 150 days.


                                  LEGAL MATTERS

         In connection with this Registration Statement, the validity of the shares being registered will be passed upon for the Company by Muenz & Meritz, P.C., Dix Hills, New York.

                                     EXPERTS


         The consolidated balance sheet of the Company as of May 31, 1998 and 1997 and the consolidated statement of operations, stockholder's equity and cash flows for each of the three years for the periods ended May 31, 1998, 1997 and 1996, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the period ended May 31, 1998, have been incorporated herein in reliance on the report of Holtz Rubenstein & Co., LLP given on the authority of that firm as experts in accounting and auditing.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution

         A reasonable estimate of the costs to be incurred in connection with this Registration Statement and Prospectus, to be borne entirely by the Registrant, is as follows:


Securities and Exchange Commission Registration Fee ......................$  313
Accounting Fees and Expenses .............................................$2,000
Legal Fees and Expenses ..................................................$5,000
Printing and Publication .................................................$  500
Miscellaneous ............................................................$    0


TOTAL ....................................................................$7,813

Item 15.          Indemnification of Officers and Directors

         Under the New York State Business Corporation Law (the "NYBCL"), indemnification of directors and officers may be provided to whatever extent shall be authorized by a corporation's certificate of incorporation or a by-law or vote adopted by the shareholders. However, the NYBCL does not permit indemnification with respect to any matter as to which the director or officer has been adjudicated not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation. The NYBCL provides that no indemnification of directors in shareholder derivative suits may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which the director or officer has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action is brought, any court of competent jurisdiction, determines upon application that, in view of the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper. The statutory provisions for indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled independently of the applicable statutory provision. The STAR By-laws currently provide for indemnification of directors and officers and advancement of indemnified expenses to the full extent now or hereafter permitted by the NYBCL

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 16.          Exhibits

           2.     (a)               Agreement and Plan of Merger Among Star
                                    Multi Care Services, Inc., EFCC Acquisition
                                    Corp. and EXTENDED FAMILY CARE CORPORATION, dated as of January 3, 1997. Incorporated by reference to Exhibit 2(a) to the Company's
                                    Registration Statement on Form S-4 dated
                                    July 29, 1997 (Registration No. 333-32171).

                  (b) First Amendment to Agreement and Plan of Merger among the Company, EFCC Acquisition Corp. and Extended Family Care Corporation, dated as of April 6, 1997. Incorporated by reference to Exhibit 2(a) to the Company's Registration Statement on Form S-4 dated July 29, 1997 (Registration No. 333-32171).

           3.     (a)      *        The Company's Certificate of Incorporation
                                    filed April 25, 1961.

                  (b)      *        The Company's Certificate of Amendment to
                                    Certificate of Incorporation filed February
                                    22, 1989.

                  (c)      *        The Company's Certificate of Amendment to
                                    Certificate of Incorporation filed December
                                    4, 1990.

                  (d) The Company's Certificate of Amendment to Certificate of Incorporation filed February 3, 1994. (Incorporated by reference to Exhibit 3 (d) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)

                  (e) The Company's Certificate of Change filed March 2, 1995. (Incorporated by reference to
                                    Exhibit 3(e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1995.)

                  (f) The Company's By-Laws, as amended on November 18, 1992 and September 13, 1993. (Incorporated by reference to Exhibit 3 (e) to the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 1994.)


                  (g) The Company's Certificate of Amendment to the Certificate of Incorporation filed April 28, 1999.



           4.1 Registration Rights Agreement dated April 26, 19999 between the Company and the Convertible Preferred Stock Purhcaser.


           5.1                      Legal opinion of Muenz & Meritz, P.C.

           9.     (a)               Sternbach Proxy

                  (b) Voting Trust Agreement dated as of June 20, 1996 by and among EFCC, Coss, Arbor, the Voting Trustee of the Issuer and Kaufman.

          10.     (a)      *        Form of Indemnification Agreement between
                                    the Company and Stephen Sternbach.

                  (b) Employment Agreement, dated as of December 3, 1995 between the Company and Stephen Sternbach. (Incorporated by reference to Exhibit 10.(x) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.)

                  (c)      *        The Company's 1991 Incentive Stock Option
                                    Plan

                  (d) The Company's 1992 Incentive Stock Option Plan (as amended and restated September 13,
                                    1993). (Incorporated by reference to Exhibit
                                    10 (h) to the Company's Annual Report
                                    on Form 10-KSB for the fiscal year ended
                                    May 31, 1994.)

                  (e) Amendment No. 1 to the Company's 1992 Stock Option Plan. (Incorporated by reference to Exhibit 10.(z) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 29, 1996.)

                  (f) The Company's Employee Stock Purchase Plan, as amended on December 15, 1995. (Incorporated by reference to Exhibit 10.(y) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended February 26, 1996.)

                  (g) Form of Incentive Stock Option Contract (Incorporated by reference to Exhibit 10(j) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1993.)

                  (h)      *        Agreement relating to purchase of the
                                    Company among Stephen Sternbach, Renee the
                                    Company and Leonard Taubenblatt dated
                                    December 31, 1986.

                  (i)      *        New York State Department of Consumer
                                    Affairs Employment Agency License.

                  (j)      *        New York State Health Department Home Care
                                    License.

                  (k)      *        New Jersey Employment agency License.

                  (l) Form of Indemnification Agreement between the Company and directors and officers. (Incorporated by reference to Exhibit 10(k) to the Company's Annual Report on Form 10- K for the fiscal year ended May 31, 1992.)

                  (m) Asset Purchase Agreement dated as of November 1, 1991 by and among Unity Care Services, Inc., Unity Healthcare Holding Company, Inc. and the Company. (Incorporated by reference to Exhibit 10 (l) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

                  (n) Asset Purchase Agreement dated January 30, 1992 by and among Unity Healthcare Holding Company, Inc., Unity Care Services, Inc. and the Company. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated May 26, 1992.)

                  (o) Asset Purchase Agreement dated January 30, 1992 by and between Unity Home Care of Florida, Inc. and the Company. (Incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K dated May 26, 1992.)

                  (p) Employment Agreement dated February 15, 1990, between Alan Spector and the Company, as assignee of Unity Home Care of Florida, Inc. (Incorporated by reference to Exhibit 10(o) to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1992.)

                  (q) Asset Purchase Agreement dated November 8, 1993 by and between DSI Health Care Services, Inc. and Star Multi Care Services of Long Island, Inc., a wholly owned subsidiary of the Company. (Incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K dated November 22, 1993.)

                  (r) Asset Purchase Agreement dated as of January 6, 1995, as amended, by and between Long Island Nursing Registry, Inc. and the Company. (Incorporated by reference to
                                    Exhibit 21 to the Company's Current Report on Form 8-K dated May 19, 1995.)

                  (s) Employment Agreement dated May 19, 1995 by and between the Company and Gregory Turchan. (Incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K dated May 19, 1995.)

                  (t) Loan Agreement dated November 1, 1995 by and between the Company and Chase Manhattan Bank, N.A. (Incorporated by reference to Exhibit 10.(w) to the Company's Quarterly Report on Form 10-QSB for the quarterly period ended November 30, 1995.)

                  (u) Lease dated December 7, 1998 between Lighthouse Hicksville Limited Partnership, a New York limited partnership, and Star Multi Care Services, Inc., a Delaware corporation, for the Company's office space in Hicksville incorporated to the Company's Form 10-Q for period ended November 30, 1998 as Exhibit
                                    10.1 therein.


                  (v) Stock Purchase Agreement dated April 26, 1999 between the Company and The Shaar Fund, Ltd.



                  (w)               Common Stock Purchase Warrant dated
                                    April 26, 1999.

         16.      (a)               Letter dated April 25, 1995, as amended,
                                    from Deloitte & Touche LLP to the Securities and Exchange Commission. (Incorporated by reference to EFCC's Current Report on Form
                                    8-K/A dated March 21, 1995.)

         21.                        List of subsidiaries.

         23.      (a)               Consent of Holtz Rubenstein & Co., LLP.

                  (b)               Consent of Ernst & Young LLP.

                  (c)               Consent of Muenz & Meritz, P.C. included in
                                    Exhibit 5.1.
-------------------
* Incorporated by reference to the Company's Registration Statement on Form S-18 dated May 14, 1991 (Registration No. 33-39697-NY)

Item 17.          Undertakings

         (a)      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement. [Amended in Release No. 33-7168 (Paragraph 85,420), effective June 7, 1995, 60 FR 26604.]

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; [Amended in Release No. 33-6423 (Paragraph 83,250), effective September 10, 1982, 47 F.R. 39799.]

Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Section 239.13 of this chapter), Form S-8 (Section 239.16b of this chapter) or Form F-3 (Section 239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement. [Amended in Release No. 33-7053 (Paragraph 85,331), effective April 26, 1994, 59 F.R. 21644.]

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Section 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (Section 239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3. [Added in Release No. FR-7 (Paragraph 72,407), effective December 4, 1982, 47 F.R. 54764; amended in Release No. FR-41 (Paragraph 72,441), effective November 15, 1993, 58 F.R. 60304; and Release No. 33-7053
(Paragraph 85,331), effective April 26, 1994, 59 F.R. 21644.]

(b) Filings incorporating subsequent Exchange Act documents by reference. Include the following if the registration statement incorporates by reference any Exchange Act document filed subsequent to the effective date of the registration statement:

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntington Station, the State of New York on June 1, 1999.

STAR MULTI CARE SERVICES, INC.

By:      /s/ Stephen Sternbach
         ------------------------------------
         Stephen Sternbach
         Chairman of the Board, President and
         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Stephen Sternbach    President, Chairman of the Board           June 1, 1999
----------------------   of Directors and Chief Executive Officer
Stephen Sternbach

/s/ John P. Innes, II    Director                                   June 1, 1999
----------------------
John P. Innes, II

/s/ Matthew Solof        Director                                   June 1, 1999
----------------------
Matthew Solof

/s/ Charles Berdan       Director                                   June 1, 1999
----------------------
Charles Berdan

/s/ Gary L. Weinberger   Director                                   June 1, 1999
----------------------
Gary L. Weinberger

/s/ Gregory Turchan      Senior Vice President and                  June 1, 1999
----------------------

Gregory Turchan          Chief Operating Officer and
                         Director

                                       19